Exhibit 99d(xxii)

Addendum to Management Agreement
between Lord, Abbett & Co. LLC and
Lord Abbett Securities Trust (the “Addendum”)
Dated December 9, 2022

Effective December 9, 2022, Lord, Abbett & Co. LLC and Lord Abbett Securities Trust on behalf of its series, Lord Abbett International Value Fund (the “Fund”), do hereby agree that the annual management fee rate for the Fund with respect to paragraph 2 of the management agreement dated May 19, 1993 (“Management Agreement”), shall be as follows:

.50% of the first $1 billion of average daily net assets; and

.48% of the Fund’s average daily net assets over $1 billion.

For purposes of Section 15 (a) of the Investment Company Act of 1940, this Addendum and the Management Agreement shall together constitute the investment advisory contract of the Fund.

Lord Abbett Securities Trust

By:	/s/Victoria Zozulya
Victoria Zozulya
Vice President and Assistant Secretary

Lord, Abbett & Co. LLC

By:	/s/Lawrence B. Stoller
Lawrence B. Stoller
Member and General Counsel

Dated: December 9, 2022